UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 20, 2008

ARKANOVA ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-51612	68-0542002
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)

21 Waterway Avenue Suite 300
The Woodlands, Texas		77380
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  281-362-2787

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 20, 2008, Garrett A. Cook, aged 60, joined the Company as its Chief Operations Officer. Mr. Cook has over 25 year’s experience in oil and gas operations. For the past five years, Mr. Cook has served as Senior Operator with Chevron Pipeline Company (1995 to 2006), Field Supervisor with Plains Pipeline (2006 to 2007) and Right of Way Representative for Chesapeake Energy (2007 until joining the Company).

We have entered into Executive Employment Agreement with Mr. Cook pursuant to which he has agreed to serve as our Chief Operations Officer for a term of one year. We have agreed to pay Mr. Cook an annual salary of $120,000 and he may be eligible to receive an annual bonus as determined by the board of directors based on the performance of the Company. We have also agreed to grant Mr. Cook options to purchase 100,000 shares of our common stock at an exercise price equal to the lower of (i) $1.25, or (ii) the minimum price per share allowable pursuant to the Company’s stock option plan. Other than as set forth herein, we have not been a party to any transaction, since the beginning of our last fiscal year, or any currently proposed transaction, which Mr. Cook had or will have a direct or indirect material interest.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits. The following exhibit has been filed as a part of this Current Report:

Exhibit Number	Description of Exhibit

10.1	Executive Employment Agreement dated October 20, 2008, by and between Arkanova Energy Corporation and Garrett Cook.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARKANOVA ENERGY CORPORATION

	By:	/s/ Pierre Mulacek
	Its:	Chief Executive Officer

DATED: October 23, 2008

EXHIBIT INDEX

Exhibit Number	Description

10.1	Executive Employment Agreement dated October 20, 2008, by and between Arkanova Energy Corporation and Garrett Cook.